Exhibit 10.1

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Deferred Compensation Program
For Directors
Amended and Restated, Effective October 7, 2019

1

Deferred Compensation Program
For Directors
Amended and Restated, Effective October 7, 2019

1.	General

The Deferred Compensation Program for Directors (the “Program”) was established by Air Products and Chemicals, Inc. (“Air Products” or the “Company”) to:

(a)	Provide compensation for nonemployee directors in the form of Air Products’ equity securities to align the interests of directors with those of Air Products’ shareholders; and

(b)	Provide nonemployee directors the opportunity to defer compensation earned as a director.

The Program is provided under the Air Products and Chemicals, Inc. Long-Term Incentive Plan (the “Plan”) and is subject to the terms thereof. With respect to amounts deferred under the Program, in the event of a conflict between terms of the Plan and the Program, the terms of the Program shall control.

2.	Effective Dates

The Air Products and Chemicals, Inc. Deferred Compensation Plan for Directors was adopted effective as of 1 January 1980 and was thereafter amended from time to time. Effective 23 January 2003, the Plan was combined with the Long-Term Incentive Plan and offered as a program thereunder. Previously, the Program was amended and restated effective as of 20 May 2010 and was subsequently amended effective as of 16 July 2015 and 1 October 2016. This amended and restated Program is adopted effective as of 7 October 2019 and has been amended and restated to reflect the completion of the acquisition of Versum Materials, Inc. (“Versum”) and to make certain other clarifications deemed desirable by the Company.

3.	Participants

Any director of the Company who is not an employee of the Company or of a subsidiary of the Company is eligible to participate in the Program.

4.	Mandatory Deferrals

There shall be established for each participant an Air Products Stock Account described under section 6 below to which shall be credited all compensation which is required to be paid by the Company in the form of deferred stock units in accordance with the Compensation Program for Nonemployee Directors (“Mandatory Deferrals”).

Dollar amounts to be so credited shall be converted into Air Products deferred stock units in the manner described under Section 6(b)(i) below on the date specified in the Compensation Program for Non-Employee Directors.

5.	Elective Deferrals

A participant may elect to defer receipt of all or a specified portion of the compensation (exclusive of expense reimbursements) otherwise currently payable to him or her for serving on the Board of Directors of the Company, attending meetings or committee meetings thereof or performing other services in connection with the business of the Company and its subsidiaries. Such electively deferred compensation (“Elective Deferrals”) will be credited on the date the compensation is otherwise payable, to one or both of the hypothetical investment accounts (“Accounts”) described in Section 6 below, as directed by the participant.

6.	Accounts

There shall be two types of Accounts available under the Program:

(a)
An Interest Account which shall be deemed to earn interest at rates established on the first business day of each calendar quarter based upon the published average long-term yields of corporate bonds of “A” rated Industrial Companies appearing in Moody’s Bond Survey or an equivalent bond rating service on such day. The Company shall credit the Interest Account with Elective Deferrals which a participant directs to the Interest Account; and

(b)
(i) An Air Products Stock Account which shall be established for each participant and shall be deemed to be invested in Air Products and Chemicals, Inc. common stock. The Company shall credit the Air Products Stock Account with that number of units (including fractions) obtained by dividing the amount of deferred compensation to be credited to such Account by the “Fair Market Value” of a share of Company common stock on the “Valuation Date” (as each term is defined in Section 6(c) below). The units thus calculated are herein referred to as “Air Products deferred stock units.”

(ii) Each participant’s Air Products Stock Account existing as of October 1, 2016 was credited with a number of “Versum deferred stock units,” to reflect the Company’s spin off of Versum as of that date and was subsequently credited with dividend equivalents to reflect quarterly dividends paid on Versum’s common stock. On October 7, 2019, Versum was acquired by Merck KGaA. Effective on this date, (1) the number of Versum deferred stock units credited in each applicable participant’s Air Products Stock Account as of such date was multiplied by the merger consideration to determine the amount of cash that the participant would have received had such Versum deferred stock units been outstanding shares of Versum common stock, and (2) such amount was converted to Air Products deferred stock units based on the Fair Market Value of a share of Company common stock on the date that the merger was consummated. Such converted units are herein referred to as “Converted Air Products Units”. Except as otherwise provided in Section 9(d)(ii) below (payments due upon a Change in Control), Converted Air Products Units shall be treated the same as Air Products deferred stock units for all purposes, and references to “Air Products deferred stock units” in the Program shall be read to include Converted Air Products Units.

(c)
(i) For purposes of the Program, the “Fair Market Value” of a share of Company common stock on any date shall mean an amount equal to the closing sale price for such date on the New York Stock Exchange, as reported on the composite transaction tape, or on such other exchange as the “Administrator” (as defined in Section 13 below) may determine. If there is no such sale price quotation for the date as of which Fair Market Value is to be determined, the trading date prior to such date for which there are reported sales prices on the composite transaction tape shall be used.

(ii) For purposes of crediting the Air Products Stock Account with Air Products deferred stock units with respect to Mandatory Deferrals, Elective Deferrals to the Air Products Stock Account, and earnings on amounts credited to the Air Products Stock Account, the “Valuation Date” shall mean the trading date before the date the applicable compensation or earnings is credited to the Air Products Stock Account or such other date determined by the Administrator.

7.	Earnings on Accounts

Each participant’s Accounts will be credited with interest on deferred compensation credited to the Interest Account, and with dividend equivalents on deferred compensation credited to the Air Products Stock Account, as provided below, from the date credited until the last day of the month preceding payment, unless payment is made because of death, in which event interest or dividend equivalents will be credited until the date of death.

(a)	Earnings on Interest Account. Interest shall be credited and compounded quarterly.

(b)
Earnings on Air Products Stock Account. Each Air Products deferred stock unit credited to a participant’s Account shall be credited with earnings quarterly as of the last date of the quarter in an amount equal to the dividend payable during the quarter with respect to a share of Air Products common stock. The amounts so credited shall then be converted into Air Products deferred stock units in the manner described under Section 6(b)(i) above.

8.	Time and Manner of Making Elective Deferrals

An election to defer compensation must be made by a director prior to the calendar year during which such compensation is earned; provided that an initial election by a new director to defer compensation for all future services may be up to 30 days after commencing service as a director to the Company. An election shall continue in effect until payment of the amount subject to such election or until the participant modifies or revokes the election as described below, whichever shall occur first.

A participant may elect, modify, or revoke a prior election to defer compensation by completing Sections I and II of the Election Form attached hereto as Exhibit A (the “Election Form”) and returning it to the Corporate Secretary. Such Election Form shall specify:

(a)	The amount or percentage of compensation to be deferred beginning on a future date specified in the notice until such notice is revoked or modified as to future compensation; and

(b)	The percentage of the Elective Deferrals to be credited to the Interest Account and the percentage to be credited to the Air Products Stock Account.

Any modification or revocation of a prior election described in Section 8(a) or 8(b) above shall relate only to future compensation and shall not apply to any amounts previously credited to the participant’s account. A participant’s election to defer described in 8(a) may not be revoked or modified during the calendar year. Revocation or modification of a prior election to defer for a calendar year must be made no later than the close of the preceding calendar year.

9.	Payment of Deferred Compensation

No payment may be made from the participant’s Accounts in respect of Elective Deferrals or Mandatory Deferrals or earnings thereon (together, “Deferred Compensation Amount”) except as provided below.

(a)
Election of Time of Payment. Within 30 days of commencing service as a director to the Company, a participant may make an election to receive distribution of his or her Deferred Compensation Amount in either a lump sum or in a specified number of consecutive annual installments (not to exceed ten), and may elect the date of payment in the case of a lump sum or the date payments commence in the case of installments. All such elections may be made by completing Section III of the Election Form and returning it to the Corporate Secretary. If a participant does not complete an Election Form specifying the timing of payment of his or her Deferred Compensation Amount within the first 30 days of service, such Deferred Compensation Amount will be paid as a lump sum in the first year after the year in which the director’s service as a director ends, and the director will be deemed, for purposes of the Program, to have so elected.

(b)
Changes in Election of Timing of Payment. A participant may change his or her election in regard to the timing of payment of his or her Deferred Compensation Amount by completing a new Election Form and returning it to the Corporate Secretary. Such a change in election of timing of payment will apply only to Deferred Compensation Amounts earned in future years, except a director may change the timing of payment for previously accrued Deferred Compensation Amounts only as follows:

(i)
A completed Election Form reflecting the desired change must be received by the Corporate Secretary’s Office no later than one year prior to the first scheduled payment of such Deferred Compensation Amounts under his or her currently effective Election Form(s);

(ii)	The change must delay the first payment by at least five years from the date the first scheduled payment otherwise would have been made; and

(iii)	The change will become effective one year from the date the Election Form is received by the Company.

(c)
Payment Following Termination of Service. The value of the Deferred Compensation Amount credited to a Participant’s Interest Account shall be paid in cash, and the value of the Air Products deferred stock units credited to a participant’s Air Products Stock Account shall be paid by delivery of one share of Company common stock for each unit, in each case in a lump sum or in annual installments, in accordance with the participant’s election.

All payments from a participant’s Accounts must be completed by the tenth year after the year in which service as a director terminates. All payments will be made in January of the applicable year or as soon thereafter as reasonably possible. If annual installments are to be paid, the amount of the first payment shall be a fraction of the value of the participant’s Accounts as of December 31 of the year preceding payment, the numerator of which is one and the denominator of which is the total number of such installments elected. The amount of each subsequent payment shall be a fraction of the value as of the December 31 preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. If a participant has more than one payment election in effect, separate calculations shall be made for the portions of the Account to which the different payment elections apply. The number of shares of common stock to be delivered in payment from the Air Products Stock Account shall be equal to the number of Air Products deferred stock units represented by the payment owed, calculated as aforesaid, rounded up to the next whole share of common stock.

(d)
Accelerated Payment. Notwithstanding the deferral period and timing of payment determined in accordance with Sections 9(a) and (b) above, the participant’s Accounts shall be paid on an accelerated basis as follows under the circumstances described below:

(i)
Payment on Death. In the event of a participant’s death, the value of his or her Interest Account shall be paid in cash; the value of his or her Air Products deferred stock units shall be distributed in shares of Air Products stock. Amounts shall be determined as of the date of death and shall be paid in a single payment or distribution to the participant’s estate or designated beneficiary as soon as practicable following the date of death. A participant may designate a beneficiary by completing Section IV of the Election Form and returning it to the Corporate Secretary’s Office.

(ii)	Change in Control.

(A)
In the event of a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Regulation § 1.409A-3(i)(5) (or any successor provision thereto) of the Company (a “Change in Control”), the value of a participant’s Air Products deferred stock units (excluding Converted Air Products Units) shall be paid to the participant in cash or Company Stock, at the discretion of the Board of Directors, as soon as practicable, but no later than 30 days after the Change in Control. If a cash payment is made, the amount shall be equal to the “Change in Control Price”, as defined by the Plan, multiplied by the number of Air Products deferred stock units credited to the participant’s Air Products Stock Account.

(B)
In the event of a Change in Control followed by a participant’s termination of service as a director of the Company, the value of the participant’s Interest Account and the Fair Market Value of his or her Converted Air Products Units, determined as of the date of termination of service as a director following or in connection with the Change in Control, shall be immediately due and payable to the participant in a single lump sum of (i) cash with respect to the participant’s Interest Account, and (ii) cash or Company Stock, at the discretion of the Board of Directors, with respect to Converted Air Products Units.

(iii)
Other Events. Upon the occurrence of any other event or conditions which permit an acceleration of payments under regulations implementing Section 409A of the Internal Revenue Code (“Section 409A”), the Administrator, in its sole discretion, may direct the Corporate Secretary’s Office to distribute the value of applicable participants’ accounts in accordance with such regulations.

(e)	Miscellaneous Provisions.

(i)
Withholding of Taxes. The right of a participant to payments under this Program shall be subject to the Company’s obligations at any time to withhold income or other taxes from such payments including, without limitation, by reducing the number of shares of common stock to be distributed in payment of Air Products deferred stock units by the number of shares equal in value to the amount of such taxes required to be withheld.

(ii)
Rights as to Common Stock. No participant with deferred compensation credited to the Air Products Stock Account shall have rights as a Company shareholder with respect thereto unless and until the date as of which shares of common stock are issued in payment of such deferred compensation. No shares of common stock shall be issued and delivered hereunder unless and until all legal requirements applicable to the issuance, delivery or transfer of such shares have been complied with including, without limitation, compliance with the provisions of the Act and of the Securities Act of 1993, as amended, and the applicable requirements of the exchanges on which the Company’s common stock is, at the time, listed. Distributions of shares of common stock in payment under this Program may be made either from shares of authorized but unissued common stock reserved for such purpose by the Board of Directors or from shares of authorized and issued common stock reacquired by the Company and held in its treasury, as from time to time determined by, or pursuant to delegations from, the Board of Directors.

(iii)
Adjustments to Avoid Dilution. In the event of any change in the common stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or a rights offering to purchase common stock at a price substantially below fair market value, or other similar corporate change, including without limitation in connection with a Change in Control of the Company, the value and attributes of each deferred stock unit shall be appropriately adjusted consistent with such change to the same extent as if such deferred stock units were issued and outstanding shares of common stock of the Company, so as to preserve, without increasing, the value of deferred compensation credited to each participant’s Air Products Stock Account. Such adjustments shall be made by the Board of Directors and shall be conclusive and binding for all purposes of the Program.

10.	Participant’s Rights Unsecured

The right of any participant to the payment of deferred compensation and earnings thereon under the Program shall be an unsecured and unfunded claim against the general assets of the Company.

11.	Nonassignability

The right of a participant to the payment of deferred compensation and earnings thereon under the Program shall not be assigned, transferred, pledged, or encumbered or be subject in any manner to alienation or anticipation.

12.	Statement of Account

Statements will be sent to participants quarterly as to the value of their Accounts as of the end of the previous quarter.

13.	Administration

The Administrator of this Program shall be the Corporate Secretary of the Company. The Administrator shall have authority to adopt rules and regulations for carrying out the Program and to interpret, construe, and implement the provisions thereof.

14.	Business Days

If any date specified herein falls on a Saturday, Sunday or legal holiday, such date shall be deemed to refer to the next business day thereafter.

15.	Amendment and Termination

This Program may at any time be amended, modified or terminated by the Board of Directors of the Company. No amendment, modification, or termination shall, without the consent of a participant, adversely affect such participant’s rights with respect to amounts theretofore accrued in his or her deferred compensation account, except as required by law.

16.	Notices

All notices to the Company under this Program shall be in writing and shall be given as follows:
Corporate Secretary
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

17.	Governing Law; Section 409A

This Program shall be governed in accordance with the laws of the Commonwealth of Pennsylvania for all purposes without giving effect to principles of conflicts of laws. The Program shall be construed and interpreted to comply with, or be exempt from, Section 409A, and all provisions of the Program shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If the Administrator determines that any provision of the Program is, or might be, inconsistent with the restrictions imposed by Section 409A, the Program shall be construed as if such provision was never included in the Program, and the Program shall be deemed to be amended, in each case to the extent that the Administrator determines it is necessary to bring the Program into compliance with Section 409A. Any such deemed amendment shall be effective as of the earliest date such amendment is necessary under Section 409A.

Notwithstanding the foregoing, nothing in the Program shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from a participant to the Company or to any other individual or entity. Each installment payment required under this Program shall be considered a separate payment for purposes of Section 409A.

Notwithstanding anything in this Program to the contrary, amounts or benefits payable under this Program upon a termination of service that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall commence when the participant incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) (“Separation from Service”). In addition, to the extent necessary to avoid taxes or penalties under Section 409A, if at the time of a participant’s Separation from Service the participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, any payment under this Program that is subject to Section 409A and would otherwise be paid within six months after the Executive’s Separation from Service will not be paid until after the earlier of: (i) the first business day of the seventh month following participant’s Separation from Service, or (ii) the date of the participant’s death.

EXHIBIT A
AIR PRODUCTS AND CHEMICALS, INC. (the “Company”)
DEFERRED COMPENSATION PROGRAM FOR DIRECTORS (the “Program”)
Election Form
(For deferrals effective after 31 December 2005)

To:    Corporate Secretary
Air Products and Chemicals, Inc.

I.    Elective Deferred Compensation Amount

In accordance with the provisions of the Program, I hereby (check one):

o	Elect (or modify my prior election) to defer receipt of compensation otherwise payable to me in cash for services as a Director of the Company in the manner described below (fill in one):

$         (amount per quarter)
or
         (percentage per quarter)

o	Revoke my prior election to defer.

This election, modification, or revocation shall take effect beginning on __________________________ to affect only compensation earned on and after such date. (Must be a date after the date this Election Form is received by the Company.) Revocation or modification of a prior election may be made only for a future calendar year and must be made no later than the close of the calendar year proceeding the year for which it is effective.

II.    Investment Account for Elective Deferred Compensation Amount.

The Elective Deferred Compensation Amount is to be deemed invested in the following account(s) (enter a whole percentage from 1% to 100% in each blank, with the two percentages totaling 100%):

_____%    in the Interest Account to be paid out in the form of cash.

_____%    in the Air Products Stock Account to be distributed in the form of Air Products and Chemicals, Inc. Common Stock.

Notes:
An election to change crediting of future elective deferrals to an Interest Account or your Air Products Stock Account will be effective for the next quarter.
Under current federal securities law, it is necessary to report to the Securities and Exchange Commission the number of units credited to the Air Products Stock Account at the end of each fiscal year.

EXHIBIT A
AIR PRODUCTS AND CHEMICALS, INC.
DEFERRED COMPENSATION PROGRAM FOR DIRECTORS (the “Program”)
Election Form
(continued)

III.    Timing of Payment of Deferred Compensation Amounts (Elective and Mandatory)

COMPLETE A OR B, BUT NOT BOTH, AND C.

A.	Lump Sum Election

Deferred Compensation Amounts (if any) are to be paid to me in a lump sum (check one):

o	In the year my service as a Director ends.

o	In the ____ year after the year in which my service as a Director ends (not to exceed tenth).

B.	Installment Election

Deferred Compensation Amounts (if any) are to be paid to me in _________ (up to 10) consecutive annual installments, the first of which is to be paid in (check one):

o	The year in which my service ends.

o	_____ year after the year in which my service ends (the last installment must be paid no later than 10 years after the year in which service ends).

C.	This election shall apply to:

_____	Future year Deferred Compensation Amounts only.

_____	All Deferred Compensation Amounts.*

*    Except for initial elections made within the first 30 days of eligibility, this election will become effective as to previous Deferred Compensation Amounts one year from the date received by the Corporate Secretary’s Office. If payouts under a prior election are scheduled to commence before one year, this election is void and the prior election will control. Any modification or revocation of a prior payment election must delay commencement of the payment by five years from the date the payment otherwise would have been made.

EXHIBIT A
AIR PRODUCTS AND CHEMICALS, INC.
DEFERRED COMPENSATION PROGRAM FOR DIRECTORS (the “Program”)
Election Form
(continued)

IV.    Beneficiary Designation

If I die before receiving all the deferred payments due me under the Program, I understand the value of my Deferred Compensation Amounts will be paid to my estate or designated beneficiary, in a single lump sum payment or distribution following the date of my death. I wish to designate ____________________ as my beneficiary. (A beneficiary may be designated by delivering this Election Form to the Corporate Secretary of the Company. Beneficiary designations that are not received by the Corporate Secretary’s Office prior to the participant’s death cannot be honored.)

This Election is subject to the terms of Air Products and Chemicals, Inc. Deferred Compensation Program for Directors, as amended from time to time.

Received on the day of
on behalf of the Company.        Signature of Director

By         Date:
(Assistant) Corporate Secretary